FREIT Announces First Quarter Fiscal 2018 Results

HACKENSACK, NJ, March 9, 2018 – First Real Estate Investment Trust of New Jersey (“FREIT” or the “Company”) reported its operating results for the three months ended January 31, 2018. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Three Months Ended
	January 31,
($ in thousands, except per share amounts)	2018	2017

AFFO Per Share - Basic & Diluted	$0.24	$0.21
Dividends Per Share	$0.00	$0.15

Total Average Residential Occupancy (a)	93.1%	78.0%
Stabilized Average Residential Occupancy (b)	95.7%	95.6%
Average Occupancy at the Rotunda ICON	86.1%	31.2%

Total Average Commercial Occupancy	75.6%	75.9%
Stabilized Average Commercial Occupancy (b)	76.4%	82.8%
Average Occupancy at the Rotunda Retail	69.4%	24.8%

(a) Average occupancy rate excludes the Maywood, New Jersey ("Hammel Gardens") property from the three months ended January 31, 2017 as the property was sold.

(b) "Stabilized" occupancy metrics exclude the 379 leasable units at the Rotunda Icon and the 158,000 square feet of Rotunda retail leasable space. The Rotunda was substantially completed in the third quarter of Fiscal 2016 and is in the lease-up phase.

“We are encouraged by continued progress in leasing up the Rotunda and the corresponding improvement in our overall operating results,” said Robert Hekemian, Chairman and Chief Executive Officer.

Results for the Quarter

Real estate revenue increased 12.7% to $14.2 million for the three months ended January 31, 2018 as compared to $12.6 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rates at the Rotunda property resulting from the lease-up of the new residential units and retail space at the property.

Net income (loss) attributable to common equity (“net income (loss)”) was a loss of $0.4 million or ($0.05) per share basic and diluted for the three months ended January 31, 2018 as compared to net income of $0.1 million or $0.01 per share basic and diluted for the prior year’s comparable period. Included in net loss for the three months ended January 31, 2018 was a $1.2 million loan prepayment cost related to the Pierre Towers, LLC loan refinancing with a consolidated impact to FREIT of approximately $0.8 million. (Refer to “Table of Revenue & Net Income Components”).

Table of Revenue & Net Income Components

	For the Three Months Ended January 31,
	2018	2017	Change
	(In Thousands of Dollars, Except Per Share Amounts)
Revenue:
Commercial properties	$6,421	$6,230	$191
Residential properties	7,773	6,369	1,404
Total real estate revenues	14,194	12,599	1,595

Operating expenses:
Real estate operations	6,753	6,069	684
General and administrative	553	524	29
Depreciation	2,711	2,530	181
Total operating expenses	10,017	9,123	894

Operating income	4,177	3,476	701

Financing costs (a)	(5,152)	(3,866)	(1,286)

Investment income	55	46	9

Net loss	(920)	(344)	(576)

Net loss attributable to noncontrolling interests in subsidiaries	563	407	156
Net income (loss) attributable to common equity	$(357)	$63	$(420)

Earnings (loss) per share - basic and diluted	$(0.05)	$0.01	$(0.06)

Weighted average shares outstanding:
Basic	6,862	6,818
Diluted	6,862	6,835

(a) Included in the three months ended January 31, 2018 is a $1.2 million loan prepayment cost related to the Pierre Towers, LLC loan refinancing on January 8, 2018

Dividend

The Company expects uncertainty in the retail environment to persist and continues to build liquidity for known capital commitments. The Board did not declare a dividend for the first quarter and will continue to evaluate the dividend on a quarterly basis.

Financing Activity

During the quarter, Pierre Towers LLC (“The Pierre”) refinanced its $29.1 million loan with a new mortgage in the amount of $48 million. The new loan has a term of ten years and bears a fixed interest rate of 3.88%. After giving effect to a $1.2 million loan prepayment cost to pay-off the prior loan, net refinancing proceeds amounted to approximately $17.2 million, of which the Company received approximately $11.2 million as a result of its indirect interest in The Pierre.

Subsequent to the quarter, Grande Rotunda, LLC, (“The Rotunda”) refinanced its $115.3 million construction loan with a new loan in the amount of $118.5 million, with additional funding available for retail tenant improvements and leasing commissions of up to $3,380,000. This refinancing paid off the loan previously held by Wells Fargo and funded loan closing costs. The loan has an initial term of three years with two one-year renewal options and bears a floating interest rate at 285 basis points over the one-month LIBOR rate. As part of this transaction, Grande Rotunda, LLC purchased an interest rate cap on LIBOR, capping the one-month LIBOR rate at 3%. The Company owns 60% of The Rotunda.

“These new loans provide the Trust with ample liquidity to lease up the Rotunda and strategically invest within our portfolio to enhance shareholder value,” said Donald Barney, the Company’s President and Chief Financial Officer.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income that are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Three Months Ended January 31,
	2018		2017
	(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net loss	$(920)		$(344)
Depreciation of consolidated properties	2,711		2,530
Amortization of deferred leasing costs	145		103
Distributions to minority interests	(60	)(b)	(150)
FFO	$1,876		$2,139

Per Share - Basic and Diluted	$0.27		$0.31

(a) As prescribed by NAREIT.

(b) FFO excludes the distribution of proceeds to a minority interest in the amount of approximately $6 million related to the refinancing of the loan for Pierre Towers, LLC, owned by S And A Commercial Associates Limited Partnership, which is a consolidated subsidiary.

Adjusted Funds From Operations ("AFFO")

FFO	$1,876	$2,139
Deferred rents (Straight lining)	(98)	(138)
Capital Improvements - Apartments	(111)	(553)
AFFO	$1,667	$1,448

Per Share - Basic and Diluted	$0.24	$0.21

Weighted Average Shares Outstanding:
Basic	6,862	6,818
Diluted	6,862	6,835

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $397 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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